Exhibit 10.3

MGC DIAGNOSTICS CORPORATION
EXECUTIVE EMPLOYMENT AGREEMENT

          THIS AGREEMENT (“Agreement”) is entered into as of June 1, 2014 by and between MGC Diagnostics Corporation (the “Company”), and Wesley W. Winnekins (the “Executive”).

          WHEREAS, the Company employs the Executive to render services for the Company subject to the terms and conditions set forth in this Agreement, and Executive desires to be employed by the Company subject to these terms and conditions.

          NOW, THEREFORE, in consideration of the promises of the Company and Executive set forth below, the Company and Executive agree as follows:

          1.          Employment. The Company hereby employs Executive and Executive accepts employment as Chief Operating Officer and Chief Financial Officer (“COO/CFO”) of the Company, with additional direct responsibility for Finance and Accounting, Global Operations (Manufacturing, Regulatory and Information Technology) and Human Resources and Administration.

          2.          Term. Subject to Executive’s full compliance with Section 3 and subject to the provisions of Section 6, Executive’s employment under this Agreement is for no specific term and is “at will,” unless either party gives written notice of termination to the other in accordance with Section 6.

          3.          Position and Duties.

          3.1        Service with Company. During the term of this Agreement, Executive agrees to perform such reasonable employment duties for the Company as shall arise in connection with his position as COO/CFO, or as otherwise directed by the Chief Executive Officer as set forth in the job description provided to Executive, and attached to this Agreement, which may be modified from time to time.

          3.2        Performance of Duties. Executive agrees to serve the Company faithfully and to the best of his ability and to devote his full time, attention and efforts to the business and affairs of the Company during the term of this Agreement. The Executive warrants and represents to the Company that he has no contractual commitments that will interfere with his obligations set forth in this Agreement, and that during the term of this Agreement, he will not render or perform services for any other corporation, firm, entity or person that are inconsistent with the provisions of this Agreement, and that are not authorized by the Company.

          3.3        Board Service. The Executive agrees that he will not serve on the Board of Directors of any other profit or non-profit company without prior Board approval.

          4.          Compensation.

          4.1        Base Salary. During the term of this Agreement, as compensation for all services to be rendered by Executive under this Agreement, the Company will pay to Executive a Base Salary (“Base Salary” means regular cash compensation paid on a periodic basis exclusive of benefits, bonuses or incentive payments) of Two Hundred Forty Five Thousand and No/100 Dollars ($245,000). The Company will pay the Base Salary in accordance with normal Company payroll practices, subject to state and federal taxes and any other applicable withholdings. The Base Salary will be reviewed and adjusted as may be determined from time to time by the Board of Directors.

          4.2        Management Incentive Program. Executive will be eligible to participate in the Company’s 2014 Management Incentive Plan and successor annual plans. Executive’s participation in these plans will be subject to the terms and provisions of these plans. The amount and criteria for determination of Executive’s bonus and incentive compensation in the Annual Management Incentive Plan program will be solely within the discretion of the Board of Directors and the Compensation Committee, which may be amended from time to time by the Board.

          4.3        Equity Participation. The Company agrees to grant to Executive, and has granted Executive, a restricted stock grant of 5,000 shares, one-third of which will vest on each subsequent one-year anniversary of June 1, 2014, but which will not accelerate upon termination for any reason. Executive will be entitled to participate in the Company’s 2007 Stock Incentive Plan and the Company agrees to grant to Executive, and has granted Executive, an initial grant of 5,000 shares, one third of which will vest on each subsequent one year anniversary of June 1, 2014, unless otherwise determined by the Board.

          4.4        Fringe Benefits. In addition to the compensation payable to Executive as provided in this section, Executive will be entitled to Personal Time Off (“PTO”) in accordance with the Company’s policies, subject to the terms or any modifications the Board of Directors may approve. To the extent available or offered, Executive will be entitled to participate in all other benefit programs offered by the Company to its employees, subject to terms as the Board of Directors may approve, including but not limited to, any medical, dental or other health plan, pension plan, profit-sharing plan and life insurance plan that the Company may adopt or maintain, any of which may be changed, terminated or eliminated by the Company at any time in the exclusive discretion of the Board of Directors.

          4.5        Business Expenses. The Company will pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by him for the benefit of the Company in the performance of his duties under this Agreement, subject to compliance by Executive with the Company’s policies for expense reimbursements.

          5.          Confidentiality, Invention Assignment, and Non-Competition. Executive executed a Confidentiality, Invention Assignment and Non-Competition Agreement with Medical Graphics Corporation, et al. on January 31, 2013, (attached hereto) which Executive acknowledges and reaffirms and agrees that it will remain in effect and not be superseded by anything in this Agreement.

          6.          Termination.

          6.1        Notice. Executive’s Employment may be terminated by either party at any time or for no reason, but Executive must give the Company at least 90 days written notice of resignation, subject to the Company’s power to waive all or any such portion of this notice requirement.

          6.2        “Cause” Defined.

                       (a)          Executive has breached the provisions of the Confidentiality, Invention Assignment, and Non-Competition Agreement referenced in Section 5 of this Agreement in any respect or materially breached any other provision of this Agreement;

                       (b)          Executive has engaged in gross misconduct;

                       (c)          Executive has consistently failed to meet the financial and operating goals of the Executive’s area of responsibility as defined in Executive’s job description and Annual Work Plan;

                       (d)          Executive has failed to substantially perform his duties as an officer or employee of the Company;

                       (e)          Executive has committed fraud, misappropriation or embezzlement in connection with the Company’s business, or has caused substantive harm to the reputation of the Company through his actions;

                       (f)          Executive has been convicted or has pleaded nolo contendere to an act or failure to act constituting a felony or gross misdemeanor under federal or state law that is injurious to the Company or its reputation, or that impairs Executive’s ability to substantially perform his duties for the Company;

                       (g)          Death of Executive, or disability of Executive for an aggregate of 180 days during a 12-month period.

          6.3        Effect of Termination. Notwithstanding any termination of this Agreement, Executive, in consideration of his employment thereunder to the date of such termination will remain bound by the provisions of this Agreement that specifically relate to periods, activities or obligations upon or subsequent to the termination of Executive’s employment.

          6.4        Pay Upon Termination. If Executive is terminated by the Company without Cause, and providing the Executive executes a general release of claims against the Company and is otherwise in compliance with the terms of this Agreement, the Company will pay Executive the following compensation:

                       (a)          If the Executive has been employed in his position with the Company for up to three (3) years, the Company will pay the Executive an amount equivalent to six (6) months of Executive’s Base Compensation immediately prior to termination;

                       (b)          If Executive has been in his position with the Company for more than three (3) years, but less than six (6) years, the Company will pay the Executive an amount equivalent to twelve (12) months of Executive’s Base Compensation;

                       (c)          If Executive elects COBRA continuation upon termination of employment, Company will pay Executive for the Employer’s portion of the premium cost during the time Executive remains eligible under COBRA and is receiving Base Compensation under either paragraph (a) or (b) of this Section 6.4, the method of such payment to be determined by the Company.

                       (d)          After six (6) years of employment, the Company will pay no compensation to Executive upon termination.

                       (e)          Bonuses earned but unpaid at the termination date will be at the discretion of the Board. Bonuses will not be prorated for a partial year.

                       (f)          The method of payment, whether lump sum or periodic, will be at the sole discretion of the Company. Nothing in this Section will operate as a guarantee of employment for any particular term.

          6.5        Surrender of Records and Property. Upon termination of his employment with the Company, Executive will deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, computers, cellular phones or any other equipment that are the property of the Company or that relate in any way to the business products, practices or techniques of the Company, and all other property, trade secrets and confidential information of the Company, including, but not limited to, all documents that in whole or in part contain any trade secrets, proprietary or Confidential Information of the Company, that in any of the cases are in his possession or under his control.

          7.          Change in Control. The Company and Executive agree that they are bound by the terms of the Change in Control Agreement executed by the parties on February 4, 2013, attached and made a part of this Agreement as Exhibit A.

          8.          Miscellaneous.

          8.1        Arbitration.

                       (a)          Executive agrees that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration to be held in Minneapolis, Minnesota. The Company, on the one hand, and the Executive, on the other hand, shall each select one (1) arbitrator, each of whom must be independent and experienced in business law. The two (2) arbitrators so selected shall select a third (3rd) arbitrator. The arbitrators may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrators will be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrators’ decision in any court having jurisdiction.

                       (b)          The arbitrator(s) shall apply Minnesota law to the merits of any dispute or claim, without reference to rules of conflicts of law. The arbitration proceedings shall be governed by federal arbitration law, without reference to state arbitration law. Executive hereby consents to the personal jurisdiction of the state and federal courts located in the State of Minnesota for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

                       (c)          EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION 8.1, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, DISCRIMINATION CLAIMS.

          8.2        Prior Agreements. This Agreement contains the entire agreement of the parties relating to the employment of Executive by the Company and the ancillary matters discussed therein and supersedes all prior agreements and understandings with respect to such matters, and the parties thereto have made no agreements, representations or warranties relating to such employment or ancillary matters except as expressly set forth herein.

          8.3        Withholding Taxes. The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes that are required pursuant to any law or governmental regulation or ruling.

          8.4        Amendments. No amendment or modification of this Agreement will be effective unless made in writing and signed by both Executive and the Company.

          8.5        No Waiver. No term or condition of this Agreement may be deemed to have been waived, nor will there be any estoppel to enforce any provision of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver will not be deemed a continuing waiver unless specifically stated, will operate only as to the specific term or condition waived and will not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

          8.6        Severability. To the extent any provision of this Agreement is found to be invalid or unenforceable, it will be considered deleted from this Agreement and the remainder of the Agreement will be unaffected and will continue in full force and effect.

          8.7        Assignment. This Agreement is not assignable, in whole or in part, by the Executive.

          8.8        Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which constitute one and the same instrument.

          8.9        Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only, and do not affect the construction or interpretation of this Agreement or any of the provisions thereof.

          IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the date set forth in the first paragraph.

MGC DIAGNOSTICS CORPORATION

By	/s/ Mark A. Sheffert
	Its	Chairman of the Board

EXECUTIVE

/s/ Wesley W. Winnekins
Wesley W. Winnekins